EXHIBIT 6

Schedule A

This Schedule sets forth information with respect to each purchase and sale of Common Shares which were effectuated by Saba Capital since the filing of the Schedule 13D/A on 3/7/25.  All transactions were effectuated in the open market through a broker.

Trade Date	Buy/Sell	Shares	Price
3/6/2025	Buy	17,243	9.82
3/7/2025	Buy	9,500	9.79
3/11/2025	Buy	16,552	9.75
3/14/2025	Buy	8,001	9.54
3/17/2025	Buy	16,434	9.55
3/18/2025	Buy	15,055	9.55
3/19/2025	Buy	18,861	9.56
4/3/2025	Buy	700	9.60
4/4/2025	Buy	44,446	9.67
4/7/2025	Buy	49,068	9.55